Exhibit 3.1

ACTION BY UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
OF HYBRID DYNAMICS CORPORATION

Pursuant to Chapter 78 of the Revised Statutes of the State of Nevada, the undersigned being all of the members of the Board of Directors of HYBRID DYNAMICS CORPORATION, (the "Corporation"), do hereby consent in writing to the adoption of the following action effective as of the ____ day of June, 2008.

The Chairman of the Board of Directors of the Corporation reports that he believes it to be in the best business interest of the Corporation that the By-Laws of the Corporation be amended and restated as set forth on Exhibit A hereto.

RESOLVED that, the Directors of the Corporation find it to be in the best business interest of the Corporation to amend and restate the By-Laws of the Corporation as set forth on Exhibit A hereto, and

BE IT RESOLVED FURTHER, that the proper Officers of the Corporation are hereby authorized and directed to certify these resolutions and to take any and all acts and perform any and all such further actions as may be necessary and proper to carry out the intent and purpose of the foregoing resolutions and shall file Amendment 4 with the State of Nevada at such time as, in their sole judgment, they deem appropriate.

There being no other changes, this Action By Unanimous Written Consent Of The Board of Directors is approved.

IN WITNESS WHEREOF, this Action By Unanimous Written Consent has been approved by each member of the Board of Directors on the date indicated opposite his/her respective signature, and this Action By Unanimous Written Consent shall be filed with or otherwise entered on the minutes or other appropriate records of the Corporation.

Signatures:

_________________________	________________
Paul Ressler, Director	Date

_________________________	________________
Steve Radt, Director	Date

_________________________	________________
Mark Klein, Director	Date

EXHIBIT A

FIRST AMENDED AND RESTATED BYLAWS
OF
HYBRID DYNAMICS CORPORATION
a Nevada Corporation

Article I
The Stockholders

Section 1.1.      Annual Meeting.  There shall be an annual meeting of the stockholders of HYBRID DYNAMICS CORPORATION (the “Corporation”) on the last Thursday of June of each fiscal year at 10:00 a.m., or at such other date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, for the election of directors and for the transaction of such other business as may come before the meeting.

Section 1.2.      Special Meetings.  A special meeting of the stockholders may be called at any time by the Board of Directors or the President, and shall be called upon request in writing from the holders of at least one-third of the issued and outstanding shares of capital stock of the Corporation entitled to vote at such meeting specifying the purpose or purposes for which such meeting shall be called.

Section 1.3.      Notice of Meetings.  Unless a different manner of giving notice is prescribed by statute, written, or printed notice stating the place, date, and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting either personally or by mail, to each stockholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid addressed to the stockholder at his address as it appears on the records of the Corporation.

Section 1.4.      Fixing Date of Record.  (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholder or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 or less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. (b)  If no record date is fixed:  (i)  The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;  (ii)  The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed;  (iii)  The record date for determining stockholders for any other purpose shall be at the close of business on the date on which the Board of Directors adopts the resolution relating thereto. (c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.5.      Inspection of Election.  Inspectors of Election shall be appointed by the Board of Directors to act at any meeting of stockholders at which any election is held.  The Inspectors of Election shall examine proxies, pass upon their regularity, receive the votes and act as tellers, or perform any other duties which the Chairman may require of them at said meeting.

Section 1.6.      Quorum.  At any meeting of stockholders, the holders of not less than one-third of the shares entitled to vote at a meeting present in person or by proxy shall constitute a quorum for the transaction of business.  A majority vote of such quorum shall prevail except as otherwise required by law, the Certificate of Incorporation, or the Bylaws.

If stockholders necessary for a quorum shall fail to be present at the time and place fixed for any meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy may adjourn the meeting from time to time, until a quorum is present, and at any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

Section 1.7.      Cumulative Voting.  At all elections of Directors of the Corporation, each stockholder entitled generally to vote for the election of Directors shall be entitled to vote one vote for each share owned by the stockholder.  The stockholder shall not have cumulative voting.

Section 1.8.      Proxies.  At all meetings of stockholders, a stockholder entitled to vote may vote either in person or by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact.  Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting.

Section 1.9.      Voting by Ballot.  Voting in any election for Directors need not be by ballot.

Section 1.10.    Voting Lists.  The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least two days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least two days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 1.11.    Place of Meeting.  The meeting of stockholders will be held at the offices of the Corporation, or such other place, either within or without the state of Nevada, as may be designated by the Board of Directors at the place for any annual meeting or any special meeting.

Section 1.12.    Voting of Shares of Certain Holders.  Shares of capital stock of the Corporation standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the Bylaws of such Corporation may prescribe, or in the absence of such provision, by the President or otherwise as the Board of Directors of such Corporation may determine.

Shares of capital stock of the Corporation standing in the name of a deceased person, a minor ward or an incompetent person, may be voted by his administrator, executor, court-appointed guardian or conservator, either in person or by proxy without a transfer of such shares into the name of such administrator, executor, court-appointed guardian or conservator.  Shares of capital stock of the Corporation standing in the name of a trustee may be voted by him, either in person or by proxy.

Shares of capital stock of the Corporation standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so be contained in an appropriate order of the court by which such receiver was appointed.

A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Shares of its own capital stock held by this Corporation in a fiduciary capacity may be voted by the President on behalf of the Company and shall be counted in determining the total number of outstanding shares at any given time.

Any action of the Corporation upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders with the written consent of stockholders having not less than one-third of the shares entitled to vote at a stockholder meeting; provided, that in no case shall the written consent be by holders having less than the minimum percent of the vote required by statute for the proposed corporate action and provided that prompt notice be given to all stockholders of the result of the vote authorizing the taking of corporate action without a meeting.

Article II
The Board of Directors

Section 2.1.      General Powers.  The business and affairs of the Corporation shall be managed by the Board of Directors.

Section 2.2.      Number, Tenure, and Qualifications.  The Board of Directors of the Corporation shall consist of such number of Directors, not less than 1 nor more than 11 as shall be fixed from time to time by the Board of Directors.  There shall be one director seat with a term of three years and, if the number of Directors is fixed at two (2), a second director seat with a term of two years.  All other seats shall be for one year or until the next annual meeting of stockholders or until his successor is elected.

Section 2.3.      Regular Meetings.  A regular meeting of the Board of Directors shall be held at least once each calendar quarter by telephone conference call or personal attendance at such place, date, and hour as the Board may appoint.

Section 2.4.      Special Meetings.  Special meetings of the Board of Directors may be called by or at the request of the President or any two Directors.  The person or persons requesting such meeting may fix  the time and place thereof.

Notice of any special meeting shall be mailed to or left for the Directors at their offices or homes, or delivered or given in person at any time at least one day prior to the meeting.

Section 2.5.      Quorum.  A majority of existing Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.  If less than a quorum of the directors are present, a majority of those present may adjourn the meeting and set a time for a subsequent meeting from time to time without further notice.

Section 2.6.      Manner of Acting.  The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except in those circumstances where a vote of a majority of all Directors is required by the Certificate of Incorporation or by law.

Section 2.7.      Directors’ Compensation.  The Directors shall receive such compensation as may be fixed by the Board of attendance at meetings of the Board or for service on any committee of the Board.

Section 2.8.      Vacancies.  If vacancies occur in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any Director or Directors, or otherwise, or if any new directorship is created by any increase in the authorized number of Directors, a majority of the surviving or remaining Directors then in office, though less than a quorum, may choose a successor or successors, or fill the newly created directorship, and the Directors so chosen shall hold office until the next annual meeting of stockholders or until their successors are elected.

Section 2.9.      Consent in Lieu of Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if a majority of the members of the Board of Directors or committee thereof, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or committee.  Such actions become effective upon the receipt of a number of signatures equal to a majority of the Directors unless otherwise provided in the action taken.

Article III
Committees

Section 3.1.      Names, Appointment, and Vacancies.  The Board of Directors by majority vote may designate an Executive Committee and one or more other committees, with each committee to consist of one or more of the Directors of the Corporation.  The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Section 3.2.      Powers of the Executive Committee.  The Executive Committee, to the extent provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the

Corporation to be affixed to all papers which may require it, but the Executive Committee shall not have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation. Recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution or partial dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolutions expressly so provide, the Executive Committee shall not have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 3.3.      Powers of Other Committees.  Any other committee of the Board of Directors shall have only those powers and authority expressly granted to it by the Resolution of the Board of Directors which establishes that committee.  All actions proposed by other committees shall be confirmed, approved, tabled or rescinded prior to implementation at the next meeting of the Board of Directors.

Article IV
The Officers

Section 4.1.      Number and Term of Office.  The officers of the Corporation shall be a President, an Executive Vice President, one or more Vice Presidents with such designations, if any, as may be determined by the Board of Directors, a Secretary, a Treasurer, and such other officers as may from time to time be appointed by the Board of Directors.  Any two or more offices may be held by the same person.

The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors, held after each annual meeting of stockholders.  Vacancies or new offices may be filled at any time.  Each officer shall hold office until his successor shall have been duly elected or appointed or until his death or until he shall resign or shall have been removed by the Board of Directors.

Section 4.2.      Removal.  Any officer may be removed by the majority vote of the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby.

Section 4.3.      President.  The President shall be the chief executive officer of the Corporation and as such have, subject to the supervision and direction of the Board of Directors or of the Executive Committee, general supervision of the business, property and affairs of the Corporation and the powers vested in him by the Board of Directors and by law or which usually attach or pertain to such office. He shall preside at meetings of the stockholders and of the Board of Directors and of the Executive Committee, if any.

Section 4.4.      The Executive Vice President.  The Executive Vice President shall perform such duties as may be assigned from time to time by the President, the Board of Directors or the Executive Committee.  The Executive Vice President may sign, with the Secretary, certificates for shares of the Corporation.  The Executive Vice President may sign deposits, checks, contracts, and agreements, settlements, leases, notes, mortgages or claims on behalf of the Corporation, and such other documents as the President, the Board of Directors or the Executive Committee may direct.

Section 4.5.      The Vice Presidents.  The Vice Presidents shall perform such duties as may be assigned to them from time to time by the President, the Board of Directors or the Executive Committee.

Section 4.6.      The Treasurer.  If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.  He shall:  (a) have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for moneys in the name of the Corporation in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of Article V of these Bylaws; (b) in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President, the Board of Directors or the Executive Committee.

Section 4.7.      The Secretary.  The Secretary shall have the custody of the Corporate Seal and the Secretary or any Assistant Secretary shall affix the same to all instruments or papers requiring the seal of the Corporation.  The Secretary, or in his absence, any Assistant Secretary, shall see that proper notices are sent of the meetings of the stockholders, the Board of Directors, and the Executive Committee, and shall see that all proper notices are given as required by these Bylaws.  The Secretary or any Assistant Secretary shall keep the minutes of all meetings of the Stockholders and Directors and all committees which may request their services.

Section 4.8.      Salaries.  The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.  The Corporation may enter into employment contracts, compensation packages, insurance programs, stock option programs, retirement programs, guarantee agreements with such officers, consultants and employees of the Company as the Board of Directors, in its sole discretion, shall determine to be in the best interest of the Corporation.

Article V
Contracts, Loans, Checks, and Deposits

Section 5.1.      Contracts.  The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.  The President and Executive Vice Presidents shall have general authority to execute contracts, loans, mortgages, liens, leases, checks and deposits in the ordinary course of business unless otherwise provided by a resolution of the Board of Directors or the Executive Committee or these Bylaws.

Section 5.2.      Loans.  No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness, shall be issued in its name unless authorized by a resolution of the Board of Directors.  Such authority may be general or confined to specific instances.

Section 5.3.      Checks, Drafts, etc.  All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent, or agents of the Corporation and in such a manner as shall from time to time be determined by resolution of the Board of Directors.

Section 5.4.      Deposits.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositories as the Board of Directors may select.

Article VI
Certificates for Shares and Their Transfer

Section 6.1.      Certificates for Shares.  Certificates representing shares of the Corporation shall be in such form as may be determined by the Board of Directors.  Such certificates shall be signed by the President, and by the Treasurer or such other officers as are authorized by the Board of Directors, and shall be sealed with the Seal of the Corporation.  The seal may be a facsimile.  If a stock certificate is countersigned by (i). a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, then any other signature on the certificate may be a facsimile.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.  All certificates for shares and any stock rights, or options or warrants shall be consecutively numbered or otherwise identified.  The name of the person to whom the shares, rights, warrants or options represented thereby are issued, with the number of shares or rights and date of issue, shall be entered on the books of the Corporation.  All certificates surrendered to the Corporation for transfer shall be canceled and no new certificates shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed, or mutilated certificate a new one may be issued therefore upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.  In most cases the sworn affidavit of the owner that certificates have been lost, destroyed, or mutilated, the provision of a replacement bond satisfactory to Corporation counsel, and a commitment to return the prior shares to the Corporation should they be found with a personal promise to indemnify the Corporation from any and all losses arising from or as a result of the replacement should be satisfactory.  Notwithstanding the foregoing provisions regarding share certificates, officers of the Corporation may provide that some or all of any or all of the classes or series of the Corporation’s common or any preferred shares may be uncertificated shares.

Section 6.2.      Transfer of Shares.  Transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares.  The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

Article VII
Fiscal Year

Section 7.1.      Fiscal Year.  The fiscal year of the Corporation shall begin on the first day of January in each year and end on the last day of December in each year.

Article VIII
Seal

Section 8.1.      Seal.  The Board of Directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation.

Article IX
Waiver of Notice

Section 9.1       Waiver of Notice.  Whenever any notice whatever is required to be given under the provisions of these Bylaws or under the provisions of the Certificate of Incorporation or under the provisions of the General Corporation Law of Nevada, waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Attendance of any person at a meeting for which any notice whatever is required to be given under the provisions of these Bylaws, the Certificate of Incorporation or the General Corporation Law of Delaware shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Article X
Amendments

Section 10.1.    Amendments.  These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted at any meeting of the Board of Directors of the Corporation by the affirmative vote of a majority of the members of the Board.